EXHIBIT 16

BRAVERMAN INTERNATIONAL, P.C.

December 17, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Biodiesel of America, Inc.

To Whom It May Concern:

This is to confirm that the statements made in Biodiesel of America, Inc.’s Form 8-K are true and accurate.  We confirm that our resignation as auditor of Biodiesel of America, Inc.’s financial statements is not due to any disagreements on any matter, transaction, or event, with respect to accounting principles or practices, financial statement disclosures, or auditing scope or procedure at any time during our engagement as auditor of Biodiesel of America, Inc.'s financial statements.

None of our reports on the financial statements contain an adverse opinion or disclaimer of opinion, nor was any financial statement qualified or modified as to uncertainty, audit scope, or accounting principles.

We understand that this letter will be filed as an exhibit to Biodiesel of America, Inc.’s Form 8-K.

Sincerely,

BRAVERMAN INTERNATIONAL, P.C.

/s/ Ivan Braverman, President

Braverman International, P.C.

Name: Ivan Braverman

Title: President